FIRST ADDENDUM TO LEASE
                                 BY AND BETWEEN
                                 REGENCY CENTER
                                ("THE LANDLORD")
                                       AND
                      FAIR, ISAAC AND COMPANY, INCORPORATED
                                 ("THE TENANT")

This First Addendum to Lease, dated August 13, 1997 ("First Addendum"), is hereby attached to and incorporated into and made a part of that Lease dated November 14, 1996, by and between Regency Center ("Landlord") and Fair, Isaac and Company, Incorporated ("Tenant").

The following Lease provisions are hereby amended as follows:

17.      SERVICES AND UTILITIES

         Paragraph C shall be amended as follows:

         C. Landlord shall provide Tenant a monthly allowance of $.11 per usable square foot in the Premises (that is, $4,191.55; $3,984.31 and $4,107.62 for the first, second and third floors of the Building, respectively) for Tenant's electrical services. This allowance is included in the Base Rent as defined in Article 5 of the Lease. Landlord and Tenant recognize that Tenant's electrical service shall cost in excess of Eleven Cents ($.11) per square foot per month due to Tenant's heavy electrical and air conditioning requirements, and Tenant shall pay any such excess costs for electrical service.

                  Tenant shall be charged for all PG&E charges to the building over and above the monthly allowance provided above.

                  For the first year of Tenant's occupancy, Landlord shall charge Tenant $.11 per usable square foot per month based on the Third Floor usable square footage for over-standard electrical usage as a projected expense. This amount ($4,107.62) shall be paid along with the monthly rent. At the end of the first year of occupancy, Landlord shall prepare a PG&E invoice analysis showing the actual cost of over-standard usage by Tenant. Landlord shall credit Tenant for any amounts paid in excess of the actual

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                  cost of over-standard usage. Tenant shall pay landlord for any costs in excess of the total projected sum paid by Tenant over the first year of occupancy. The amount paid by Tenant for over-standard electrical usage for each subsequent year of occupancy shall be based on the previous year's charges and a similar accounting between Landlord and Tenant will occur annually.

IN WITNESS WHEREOF, the parties have executed this First Addendum to Lease as of the date first written above.

                               Regency Center, a California general partnership

                               By:               /s/ Joseph Pell
                                  ----------------------------------------------
                                           Joseph Pell, General Partner

                               Fair, Isaac and Company, Incorporated

                               By:              /s/ Michael C. Gordon
                                  ----------------------------------------------
                               Its:               Vice President